EXHIBIT 99.5

SERIES TRUST AGREEMENT

dated as of May 15, 2012

by and between

RBC MUNICIPAL PRODUCTS, INC.,

as Trustor

and

THE BANK OF NEW YORK MELLON,

as Trustee and Tender Agent

with respect to

RBC MUNICIPAL FLOATER CERTIFICATES,

Series E-33

(“Floater Certificates”)

and

RBC MUNICIPAL RESIDUAL CERTIFICATES,

Series E-33

(“Residual Certificates”)

SERIES TRUST AGREEMENT

This Series Trust Agreement, dated as of May 15, 2012 (this “Series Trust Agreement”), by and between RBC Municipal Products, Inc., as Trustor (in such capacity, the “Trustor”), and The Bank of New York Mellon, as Trustee and Tender Agent (in such capacity, the “Trustee” and “Tender Agent”) for the RBC Municipal Floater Certificates, Series E-33 (the “Floater Certificates”) and RBC Municipal Residual Certificates, Series E-33 (the “Residual Certificates” and, together with the Floater Certificates, collectively, the “Certificates”), together with the Master Terms of Trust Agreement, dated as of August 1, 2006, attached hereto as Exhibit A (the “Master Terms” and, together with this Series Trust Agreement, the “Trust Agreement”), is governed by such Master Terms as if the terms thereof were fully set forth herein. All capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Master Terms.

W I T N E S S E T H:

Section 1. A Trust is hereby created under the laws of the State of New York and in the manner specified in Section 2.1 of the Master Terms for the benefit of Holders and Beneficial Owners of Certificates. The purpose of the Trust will be (i) to acquire on the Deposit Date or the Additional Deposit Date, as applicable, the investment property described on Schedule I hereto (such investment property, which may include equity shares, together with any other investment property permitted to be held hereunder, the “Bonds”), such Bonds to be held in trust; (ii) to provide for the creation, execution and delivery of the Floater Certificates and the Residual Certificates; and (iii) to enter into on the Deposit Date the Liquidity Facility with respect to such Floater Certificates. Including equity shares in the definition of “Bonds” and using terms commonly used for indebtedness herein is for convenience only; the parties shall treat any equity shares as equity for federal income tax purposes and for any other purpose where they otherwise would be characterized as equity.

The assets of the Trust shall consist of (i) all right, title and interest in and to the Bonds acquired on the Deposit Date or any Additional Deposit Date (other than the Excluded Rights); (ii) all distributions thereon after the Deposit Date or the Additional Deposit Date, as applicable, pending distribution thereof in accordance with the terms of the Master Terms; (iii) all right, title and interest in and to such distributions; (iv) the Liquidity Facility; and (v) all funds received under the Liquidity Facility. The Trustor hereby sells, transfers, assigns and otherwise conveys the Bonds (other than the Excluded Rights), or hereby agrees to cause the sale, transfer, assignment or conveyance of the Bonds (other than the Excluded Rights) by the Seller to the Trustee, in each case without recourse. The Seller, if any, shall be as listed on Schedule I hereto.

Notwithstanding any provisions of the Master Terms or this Series Trust Agreement to the contrary, the Bonds shall remain subject, until such time that the Trustor determines to the contrary, to the provisions of (i) a voting trust agreement pursuant to which an independent third party will vote the Bonds as to certain matters set forth in such agreement; and (ii) a registration rights agreement relating to the registration of the Bonds under the Securities Act. Any subsequent transferee of the Bonds shall acquire the Bonds subject to the terms of those agreements. With respect to the voting trust agreement, the parties hereto hereby further agree that (i) for so long as the Bonds remain subject to such voting trust agreement, the provisions of Section 10.1(b) and Section 10.1(c) of the Master Terms shall not apply and the Trustee shall not vote the Bonds, in its capacity as nominal holder thereof, and (ii) the Trustor shall promptly notify the Trustee, if the Trustor determines that such voting trust shall no longer be in effect.

Section 2. The name of the Trust is RBC Municipal Products, Inc. Trust, Series E-33. A description of the Bonds and certain terms governing the Certificates of this Series is set forth on Schedule I hereto.

Section 3. The Master Terms are hereby amended and supplemented as follows:

3.1 The first sentence of Section 2.7 of the Master Terms of Trust Agreement is amended to read as follows:

It is the express intent of the parties hereto that the transfer of the Bonds by the party selling the Bonds to the Trustee pursuant to a Series Trust Agreement, Additional Deposit Notice or other instrument of transfer, as provided in this Agreement, be, and be construed as, an absolute sale of the Bonds.

and the second sentence thereof is amended by deleting the word “Turst” and replacing it with the word “Trust”.

Section 4. The State Partnership Factors have not been adopted for the Certificates of this Series.

Section 5. Proportionality has not been adopted with respect to the Certificates of this Series.

Section 6. The Floater Certificates and the Residual Certificates shall be issued in substantially the form set forth in Exhibits A and B, respectively, to the Master Terms and shall have the particular characteristics and terms set forth on Schedule I hereto. The Floater Certificates shall evidence beneficial interests in all Maturities of Bonds deposited in the Trust. The Residual Certificates shall evidence beneficial interests only in the particular Maturity of Bonds with which such Residual Certificates are identified. All Certificates shall constitute beneficial interests in the Trust payable solely from payments received by the Trustee attributable to the Bonds (or, in the case of Residual Certificates, the particular Maturity of Bonds) and the other property owned by the Trust.

Section 7. The Trustor has entered into the Placement Agency and Remarketing Agreement, dated as of August 1, 2006, together with a supplement thereto dated as of the Deposit Date (collectively, the “Remarketing Agreement”), by and between the Trustor and the Remarketing Agent. The Trustor and the Remarketing Agent hereby acknowledge and agree that the terms of the Remarketing Agreement shall apply to the Floater Certificates of this Series.

Section 8. The Trustor, the Trustee and the Remarketing Agent shall execute and deliver a letter of representations (a “DTC Letter”) in the form customarily provided to DTC, dated the Deposit Date.

Section 9. The Trustor shall, prior to the execution and effectiveness of this Series Trust Agreement, create, or cause to be created, a Private Placement Memorandum Supplement, dated the Deposit Date, describing the Series-specific terms of the Certificates of this Series, for use in the initial sale of the Floater Certificates of this Series (and, if deemed advisable, a Preliminary Private Placement Memorandum Supplement), which Private Placement Memorandum Supplement shall supplement, modify and be subject in all respects to the terms of the Private Placement Memorandum, dated August 1, 2006, attached thereto, which describes the terms of the Certificates generally.

Section 10. With respect to the Trust, the Trustee shall not make Trustee Advances pursuant to Section 3.7 of the Master Terms. All provisions in the Master Terms relating to Trustee Advances shall be of no force or effect.

Section 11. An Amortization Schedule of Deposit Prices is not attached as Schedule II hereto. Accordingly, the provisions of Section 11.9 of the Master Terms shall not apply to Certificates of this Series.

Section 12. A Reimbursement Agreement has not been executed in connection with the Liquidity Facility for this Series. Instead the Beneficial Owner of the Residual Certificates has a deficit restoration obligation pursuant to Section 2.8 of the Master Terms (set forth in Section 17.7 below).

Section 13. With respect to the Certificates of this Series, an Election Letter has been delivered.

Section 14. As of the date hereof, the Bonds are not Prerefunded Bonds.

Section 15. For each particular Maturity of Bonds, the Trustee shall transfer the Accrued Interest on Bonds for such Maturity of Bonds, on the date specified in Section 10.8(d) of the Master Terms, to the Holder of the Related Residual Certificates, unless any other party is mentioned in the Additional Deposit Notice, in which case to such other party.

Section 16. Address for notices. If to the Trustee or Tender Agent:

The Bank of New York Mellon

Corporate Trust Dealing and Trading

101 Barclay Street 7 West

New York, New York USA 10286

Attention: Robert Fitzmire

Tel: (212) 815-8313

Fax: (212) 815-2830

Section 17. With respect to this Series Trust Agreement only, the Master Terms are hereby amended and supplemented as follows:

17.1 Section 1.1 of the Master Terms is amended by adding the following definitions, each in proper alphabetical order:

“Affiliate” shall mean, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Excluded Rights” shall mean all rights of a holder of the Bonds to vote on or consent to matters relating to the Bonds, which rights shall be retained by the Trustor (or its assignee), subject to a voting trust agreement pursuant to which an independent third party will vote the Bonds as to certain matters set forth in such agreement.

“Minimum Asset Coverage” means asset coverage, as defined in Section 18(h) of the Investment Company Act and as determined in accordance with the underlying instruments governing the Bonds, of at least 225% with respect to all outstanding senior securities of the Issuer which are shares of beneficial interests, including all outstanding Bonds (or, if higher, such other asset coverage as may be specified in or under the Investment Company Act as in effect from time to time as the minimum asset coverage for senior securities which are shares of beneficial interest of a closed-end investment company as a condition of declaring dividends on its common shares).

“Preliminary SIFMA Spread” means, with respect to any SIFMA Term Period, the expected SIFMA Spread for such SIFMA Term Period, as determined by the Remarketing Agent pursuant to Section 7.3.

“SIFMA Index” means the “Securities Industry and Financial Markets Association Municipal Swap Index” announced by Municipal Market Data on the day of the Rate Determination Time and based upon the weekly interest rate resets of tax-exempt variable rate issues included in a database maintained by Municipal Market Data which meets specified criteria established by the Securities Industry and Financial Markets Association. The SIFMA Index shall be based upon current yields of high-quality weekly adjustable variable rate demand bonds which are subject to tender upon seven days notice, the interest on which is tax exempt and not subject to any personal “alternative minimum tax” or similar tax under the Code unless all tax-exempt securities are subject to such tax.

“SIFMA Spread” means, with respect to any SIFMA Term Period, the spread determined by the Remarketing Agent for such SIFMA Period pursuant to Section 7.3.

“SIFMA Term Mode” means a Term Mode during which the Term Rate equals the SIFMA Index, as reset from time to time, plus the SIFMA Spread.

“SIFMA Term Period” means each Interest Period during which the Floater Certificates are in the SIFMA Term Mode.

17.2 The reference to “5%” in the definition of “Gain Share” in Section 1.1 of the Master Terms shall be replaced with “90%”.

17.3 The definition of “Optional Tender Date” in Section 1.1 of the Master Terms is hereby amended to read as follows:

“Optional Tender Date” shall mean (i) with respect to Floater Certificates in the Daily or Weekly Mode, any Business Day; (ii) with respect to Floater Certificates in the Monthly Mode, the first Business Day of each calendar month; (iii) with respect to Floater Certificates in the Term Mode with Term Periods 30 days or less in duration, the first Business Day of each Term Period; (iv) with respect to Floater Certificates in any Mode, the date of any increase in the Remarketing Agent Fee Rate, the Liquidity Fee Rate or the Trustee Fee Rate pursuant to Section 3.3(e); (v) the Business Day preceding the effective date of any amendment of any provision of the Trust Agreement pursuant to Section 14.4(c) or the waiver of any provision of the Trust Agreement; and (vi) the Business Day preceding the effective date of any amendment of any provision of the Bonds or the governing instrument pursuant to which the Bonds were issued or the waiver of any provision of any of the foregoing agreements.

17.4 The definition of “Tender Option Termination Event” in Section 1.1 of the Master Terms is amended to read in its entirety as follows:

(i) an Act of Bankruptcy shall have occurred with respect to the Issuer;

(ii) there shall have occurred a failure of payment of any redemption payment or premium, if any, or accrued dividends (including in respect of any gross-up payments) on such Bonds (whether by optional redemption, term redemption or mandatory redemption), which failure shall continue unremedied for five days;

(iii) the Bonds shall have been downgraded by each Bond Rating Agency providing a long-term rating on such Bonds below the lowest rating of such Bond Rating Agency that is commonly regarded as “investment grade,” being, as of the date hereof, BBB- in the case of S&P and Fitch and Baa3 in the case of Moody’s; or

(iv) any determination by the Issuer, the IRS or the Department of the Treasury (A) that the Bonds are not equity in a RIC for federal income tax purposes or (B) that the Issuer is not a RIC that is eligible to pay exempt-interest dividends as defined in Section 852(b)(5) of the Code; provided that, for the avoidance of doubt, a Tender Option Termination Event shall not occur pursuant to this clause (iv) solely as a result of the Issuer failing to designate a dividend as an exempt-interest dividend.

17.5 Section 1.2 of the Master Terms is hereby amended by adding the following:

(g) With respect to any Maturity of Bonds that are preferred shares issued by a RIC, interest-related provisions of the related Trust Agreement shall be construed to apply to the exempt-interest dividends as defined in Section 852(b)(5) of the Code that are payable by such RIC and other bond-related provisions shall likewise be construed to apply to such preferred shares. Without limiting the generality of the foregoing, the term “accrued interest” shall mean accrued dividends, “Bond Rate” shall mean the applicable dividend rate on Bonds that are equity shares, “Bond Interest Payment Date” shall mean the date dividends are paid on Bonds that are equity shares, the term “Issuer” shall mean the issuer of any Bonds that are equity shares, and “principal amount” shall include the redemption preference of any Bonds that are equity shares.

17.6 Section 2.2(a) is amended to read as follows:

(a) The Trustor shall deliver or cause to be delivered to the Trustee the Bonds pursuant to the Series Trust Agreement or an Additional Deposit Notice. With respect to each such delivery, the Trustor hereby represents and warrants as follows:

(i) the Bonds, at the time of their original issuance, were delivered with an Opinion of Counsel generally to the effect that interest (or in the case of Bonds that are equity shares, dividends) on the Bonds is excludable from gross income for federal income tax purposes (in the case of Bonds that are equity shares, qualifies as exempt-interest dividends to the extent so designated);

(ii) immediately prior to the delivery thereof to the Trustee on behalf of the Trust, the party selling the Bonds owns the Bonds free and clear of any lien, pledge, encumbrance or other security interest;

(iii) the party selling the Bonds thereby releases all right, title and interest in and to the Bonds to the Trustee on behalf of the Trust for the related Series; and

(iv) the Deposit Price was determined in accordance with the definition thereof;

provided that, notwithstanding the foregoing, if so specified in the Series Trust Agreement or Additional Deposit Notice, the Trustor may retain the Excluded Rights and transfer such Bonds to the Trustee on behalf of the Trust without such Excluded Rights.

17.7 Article II of the Master Terms is hereby amended by adding the following new Section 2.8:

Section 2.8 Deficit Restoration Obligation of the Beneficial Owner of Residual Certificates.

(a) The Beneficial Owner of the Residual Certificates shall have a deficit restoration obligation (“DRO”), pursuant to which such Beneficial Owner shall be obligated to make additional capital contributions to the Trust from time to time to restore any deficit in such Beneficial Owner’s partnership capital account resulting from the allocation to such Beneficial Owner, pursuant to Section 2.5(g) of the Master Terms, of any losses with respect to the Bonds or any expenses of the Trust, including but not limited to any amounts due and owing to the Liquidity Bank under the Liquidity Agreement and under any Liquidity Bank Certificates (collectively, “Allocable Trust Losses and Expenses”); it being understood and agreed that the Beneficial Owner of the Residual Certificates shall not receive any additional Residual Certificates for additional capital contributions made in respect of Allocable Trust Losses and Expenses.

(b) In addition to any other transfer restrictions applicable to any transfer of Residual Certificates by the Beneficial Owner of the Residual Certificates pursuant to the provisions of Section 10.12(g), any transferee of Residual Certificates must explicitly accept and agree to satisfy the DRO described in Section 2.8(a) above and must satisfy any other requirements of the Tax Responsible Partner at the time of such transfer, including but not limited with respect to the creditworthiness of the proposed transferee.

(c) Notwithstanding any provisions of the Master Terms to the contrary, any termination of the Trust Agreement pursuant to Section 14.5 of the Master Terms shall be subject to the satisfaction by the Beneficial Owner of the Residual Certificates (or any transferee) of its DRO pursuant to this Section 2.8.

(d) All computations and determinations with respect to the DRO (including the amount of any DRO and the due date of any DRO) shall be made by the Tax Responsible Partner, including but not limited to any determination as to the satisfaction of the DRO by the Beneficial Owner of the Residual Certificates (or any transferee), for purposes of Section 2.8(c) above.

17.8 Article III of the Master Terms is hereby amended by adding the following new Section 3.8:

Section 3.8 Mandatory Tender Event for Taxable Dividends; Gross Up Payments for Taxable Allocations.

(a) With respect to each Bond Interest Payment Date, if the Trustee, in its capacity as holder of such Maturity of Bonds, shall have received notice from the Tax Responsible Partner that the Issuer intends or expects to distribute on such Bond Interest Payment Date any payment or portion of a payment of a dividend that is not designated by the Issuer as an exempt-interest dividend (as defined in Section 852(b)(5) of the Code) (any such payment or portion thereof, a “Taxable Allocation”), the Trustee shall promptly give notice thereof to the Notice Parties and the Holders of the Certificates; it being understood and agreed that, if the relevant Taxable Allocation is a taxable dividend other than a capital gain dividend (as defined in Section 852(b)(3)(C) of the Code) (any such taxable dividend, a “Taxable Dividend”), receipt of such notice by the Trustee shall also constitute a Mandatory Tender Event, subject to the right of an Election to Retain, pursuant to Section 5.4(a)(xv) of the Master Terms (as set forth below in Section 17.9).

(b) With respect to each Bond Interest Payment Date, if the Trustee, in its capacity as holder of the Bonds, receives any gross-up payments from the Issuer payable in respect of Taxable Allocations distributed on such Bond Interest Payment Date, the Trustee shall pay out of such received gross-up payments, subject to the rules and requirements of the Securities Depository and as directed by the Tax Responsible Partner:

(i) to each Holder of Floater Certificates that held Floater Certificates at any time during the relevant Calculation Period, Gross-up Payments in respect of the Taxable Allocations distributed on such Bond Interest Payment Date, in addition to the Floater Certificate Interest Amount to which such Holder is entitled on such Floater Certificate Interest Date, pro rata, based on the Taxable Allocations allocable to such Holder, compared to the Taxable Allocations allocable to all Holders that held Floater Certificates during the relevant Calculation Period; and

(ii) to each Holder of Residual Certificates that held Residual Certificates at any time during the relevant Calculation Period, its pro rata share of the remainder of any such received gross-up payments.

(c) With respect to each Bond Interest Payment Date, if the Trustee, in its capacity as holder of the Bonds, receives any gross-up payments from the Issuer payable in respect of Taxable Allocations distributed on a prior Bond Interest Payment Date, the Trustee shall pay out of such received gross-up payments, subject to the rules and requirements of the Securities Depository and as directed by the Tax Responsible Partner:

(i) to each Holder of Floater Certificates that held Floater Certificates at any time during the relevant Calculation Period, Gross-up Payments in respect of the Taxable Allocations distributed on such prior Bond Interest Payment Date, pro rata, based on the Taxable Allocations allocable to such Holder, compared to the Taxable Allocations allocable to all Holders that held Floater Certificates during the relevant Calculation Period; and

(ii) to each Holder of Residual Certificates that held Residual Certificates at any time during the relevant Calculation Period, its pro rata share of the remainder of any such received gross-up payments.

(d) For purposes of this Section 3.8, “Gross-up Payment” shall mean payment to a Holder or Beneficial Owner of Floater Certificates, pursuant to Section 3.8(b) or 3.8(c) above, as applicable, of an amount which, when taken together with the aggregate amount of Taxable Allocations made to such Holder or Beneficial Owner to which such Gross-up Payment relates, would cause such Holder’s or Beneficial Owner’s dividends in dollars (after giving effect to regular federal income tax consequences) from the aggregate of such Taxable Allocations and the related Gross-up Payment to be equal to the dollar amount of the dividends which would have been received by such Holder or Beneficial Owner if the amount of such aggregate Taxable Allocations would have been excludable from the gross income of such Holder or Beneficial Owner. Such Gross-up Payment shall be calculated (i) without consideration being given to the time value of money; (ii) assuming that no Holder or Beneficial Owner is subject to the federal alternative minimum tax with respect to dividends received from the Issuer; (iii) assuming that each Taxable Allocation and each Gross-up Payment (except to the extent such Gross-up Payment is properly designated as an exempt-interest dividend under Section 852(b)(5) of the Code or successor provisions) would be taxable in the hands of each Holder or Beneficial Owner at the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gains, as applicable, in effect at the time such Gross-up Payment is made; and (iv) assuming that each Taxable Allocation and each Gross-up Payment would not be subject to the tax imposed by Section 1411 of the Code or any similar Medicare or other surtax.

(e) If any Holder or Beneficial Owner of Certificates transfers such Certificates, after having received Taxable Allocations thereon, but before having received the Gross-up Payment to which such Holder or Beneficial Owner is entitled with respect thereto, such Holder or Beneficial Owner shall:

(i) notify the transferee that, notwithstanding such transfer, such Holder or Beneficial Owner is entitled to the Gross-up Payment payable with respect to such Taxable Allocations;

(ii) require, as a condition of such transfer, that the transferee acknowledge and agree that, upon the receipt of any such Gross-up Payment, the transferee shall have an obligation to restore such Gross-up Payment to such Holder or Beneficial Owner; and

(iii) provide the Remarketing Agent and such transferee with instructions for the transmittal of such Gross-up Payment, as and when received; it being understood and agreed that, notwithstanding anything to the contrary in this Section 3.8, none of the Trustor, the Tax Responsible Partner, the Trustee, the Tender Agent, the Remarketing Agent, DTC or any DTC Participant shall be liable for any failure by the Transferee to so transmit such Gross-up Payment to such Holder or Beneficial Owner.

17.9 Section 5.2(a)(v) of the Master Terms is hereby amended to read in its entirety as follows:

(v) with respect to each Maturity separately, notice shall have been received by the Trustee from the Liquidity Bank or the Remarketing Agent that the rating of the Bonds of such Maturity by each applicable Bond Rating Agency has either been withdrawn or has fallen below the Rating Threshold; provided that, if a Mandatory Tender Event pursuant to this paragraph (v) occurs simultaneously with the occurrence of a Tender Option Termination Event pursuant to clause (iii) of the definition thereof, such Tender Option Termination Event will prevail and no Mandatory Tender Event shall be deemed to have occurred;

17.10 Section 5.2(a) of the Master Terms is hereby amended by adding the following new Sections 5.4(a)(xv), 5.4(a)(xvi) and 5.4(xvii):

(xv) with respect to each Maturity separately, subject to the right of an Election to Retain, notice shall have been received by the Trustee from the Tax Responsible Partner that the Issuer intends or expects to distribute, in connection with the distribution of dividends on the next Bond Interest Payment Date, a Taxable Dividend;

(xvi) with respect to each Maturity separately, notice shall have been received by the Trustee from the Tax Responsible Partner of the failure by the Issuer to declare any dividends with respect to any Bond Interest Payment Date; and

(xvii) with respect to each Maturity separately, notice shall have been received by the Trustee from the Tax Responsible Partner of the failure by the Issuer to have cured any failure to maintain Minimum Asset Coverage on or before the tenth Business Day following such failure.

17.11 Section 5.2(d) of the Master Terms is hereby amended by adding the following as a new Section 5.2(d)(v) and renumbering current Section 5.2(d)(v) as Section 5.2(d)(vi):

(v) in the case of a Mandatory Tender Event under Section 5.2(a)(xv), the Business Day preceding the Bond Interest Payment Date on which a Taxable Dividend is expected to be distributed in connection with the distribution of dividends on the Bonds; and

17.12 Article V of the Master Terms is hereby amended by adding the following new Section 5.3:

Section 5.3 Issuer Right of First Refusal.

(a) Notwithstanding any provisions of the Master Terms to the contrary, if (i) any Bonds are required to be transferred pursuant to the provisions of the Master Terms, including but not limited to Section 5.1 and Section 5.2 and (ii) after giving effect to such transfer, any Person other than RBC Capital Markets LLC (“RBCCM”) or any Affiliate thereof would have purchased directly or indirectly in a series of related transactions from the Trust, RBCCM or any Affiliate thereof more than 25% of the Bonds then outstanding, in each case (i) and (ii), as determined by the Remarketing Agent, the Issuer shall have a right of first refusal to purchase such Bonds at a price equal to the relevant Quotation of Bond Price or such other price at which such transfer would otherwise have been made. The Remarketing Agent shall give the Issuer notice of such right of first refusal at the same time that the Remarketing Agent determines the relevant Quotation of Bond Price. Neither the Trustee nor Tender Agent shall have any duty to enforce or monitor compliance with the terms of this Section 5.2(d)(v) and both shall rely, without inquiry, on the instructions of the Remarketing Agent.

(b) Any transfer in violation of this Section 5.3 shall be void ab initio.

17.13 Section 6.1(b) of the Master Terms of Trust Agreement is amended to read as follows:

(b) With respect to each such delivery of Bonds on an Additional Deposit Date, the Trustor hereby represents and warrants that (i) the Bonds, at the time of their original issuance, were delivered with an Opinion of Counsel generally to the effect that interest (or in the case of Bonds that are equity shares, dividends) on such Bonds is excludable from gross income purposes (in the case of Bonds that are equity shares, qualifies as exempt-interest dividends to the extent so designated) for federal income tax purposes, (ii) immediately prior to the delivery thereof to the Trustee on behalf of the Trust, the party selling the Bonds owns the Bonds free and clear of any lien, pledge, encumbrance or other security interest, and (iii) the party selling the Bonds thereby releases all right, title and interest in and to such Bonds to the Trustee on behalf of the Trust for the related Series; provided that, notwithstanding the foregoing, if so specified in the Additional Deposit Notice, the Trustor may retain the Excluded Rights and transfer such Bonds to the Trustee on behalf of the Trust without such Excluded Rights.

17.14 Article VII of the Master Terms is hereby amended by adding the following new Section 7.3

Section 7.3. SIFMA Term Mode.

(a) Notwithstanding anything to the contrary in Sections 3.5 and 7.2, the Remarketing Agent, at the direction of the Trustor and with the prior written consent of the Beneficial Owner of Residual Certificates, may determine to change the Rate Mode to a Term Mode which is a SIFMA Term Mode, in which case the notices provided by the Remarketing Agent pursuant to Section 7.2(c) shall additionally state (i) that the Term Mode will be a SIFMA Term Mode and (ii) the Preliminary SIFMA Spread for the initial SIFMA Period.

(b) For so long as the Floater Certificates remain in the SIFMA Term Mode, the Rate Determination Time shall be 12:00 noon on each Thursday or, if Thursday is not a Business Day, 12:00 noon on the next succeeding Business Day, and the Floater Certificate Rate determined by the Remarketing Agent at such Rate Determination Time shall be in effect from such Thursday through the following Wednesday; provided, that if a SIFMA Term Mode commences on a day other than a Thursday, then the initial Rate Determination Time for such SIFMA Term Mode shall be 12:00 noon on the immediately preceding Thursday, or if such immediately preceding Thursday was not a Business Day, 12:00 noon on the Business Day that succeeds such Thursday.

(c) Before the Business Day closest but prior to the 45th calendar day prior to the last day of any SIFMA Term Period, the Remarketing Agent, at the direction of the Trustor, shall determine whether the Floater Certificates will remain in the SIFMA Term Mode at the end of such SIFMA Term Period. If the Remarketing Agent determines that the Floater Certificates will remain in the SIFMA Term Mode, the Remarketing Agent, with the consent of the Beneficial Owner of the Residual Certificates, will determine the length of the succeeding SIFMA Term Period and the Preliminary SIFMA Spread for such succeeding SIFMA Term Period and shall provide a form of notice substantially in the form of Exhibit B to the Series Trust Agreement, to be used by the Trustee for delivery to each Securities Depository by Electronic Means for transmission to the Beneficial Owners. The Trustee shall, at or prior to the close of business on the Business Day immediately following the Business Day on which it receives such notice from the Remarketing Agent, transmit such notice to each Securities Depository. Such notice by the Trustee shall serve in lieu of the notice required pursuant to Section 5.2(d), and no additional notice pursuant to Section 5.2(d) shall be required. If the Remarketing Agent determines that the Floater Certificates will not remain in the SIFMA Term Mode, then the provisions of Section 7.2 shall apply.

(d) In connection with any Mandatory Tender Event pursuant to Section 5.2(a)(xi) resulting from the commencement of a new SIFMA Term Period, the notice from the Remarketing Agent to the Tender Agent required in connection therewith pursuant to Section 9.1(a) shall be given at least 30 days before the first day of such new SIFMA Term Period (such thirtieth day, the “SIFMA Remarketing Date”), notwithstanding anything to the contrary in the Trust Agreement. If such notice states that some or all of the Floater Certificates have not been remarketed or if the Tender Agent has not received such notice by 11:00 a.m. on the SIFMA Remarketing Date, the Tender Agent shall give telephonic notice to the Liquidity Bank, confirmed by Electronic Means or in writing or by hand delivery, of the amount of Floater Certificates that were not remarketed or are assumed not to be remarketed (and are therefore to be purchased) and the related Purchase Price; provided, however, that the Remarketing Agent shall continue to remarket any affected Floater Certificates and the Tender Agent shall not draw on the Liquidity Facility pursuant to Section 9.1 until the eventual Remarketing Date and then only in an amount corresponding to the Floater Certificates that have not been remarketed by the eventual Remarketing Date.

(e) The Remarketing Agent shall, prior to the first day of each SIFMA Term Period, determine the SIFMA Spread for such SIFMA Term Period, which SIFMA Spread shall be determined as the lowest spread that would, in the Remarketing Agent’s opinion, under then existing market conditions, without reference to any amounts payable under Sections 5.1(d)(vi), 6.4(c)(ii) and 11.1(a)(iv), result in a sale of the Floater Certificates at a price equal to the Stated Amount thereof plus accrued and unpaid interest, if any; provided, however, that such SIFMA Spread shall not be less than the Preliminary SIFMA Spread for such SIFMA Term Period. On the Business Day following the last day of the preceding Interest Period, the new SIFMA Term Period and related SIFMA Spread shall become effective. The determination of the SIFMA Spread by the Remarketing Agent shall be conclusive and binding, in the absence of manifest error, upon the Trustee, the Tender Agent, the Liquidity Bank, and the Holders and Beneficial Owners of Floater Certificates and Residual Certificates. The Trustee and Tender Agent shall have no responsibility for determining or confirming the SIFMA Spread.

(f) Floater Certificates in the SIFMA Term Mode will be subject to mandatory tender in accordance with Section 5.2(a)(xi), regardless of the length of the next succeeding SIFMA Term Mode, on the first Business Day of the immediately succeeding Rate Mode; provided that any Election to Retain in connection with a mandatory tender pursuant to Section 5.2(a)(xi) must be made on a Business Day at least 40 calendar days prior to the last day of the current SIFMA Term Period.

17.15 Section 10.12(a) of the Master Terms is hereby amended in its entirety as follows:

(a) Certificates and interests therein may only be issued and sold or transferred to Persons that are:

(I) (A) QIBs that are:

(i) registered closed-end management investment companies the shares of which are traded on a national securities exchange;

(ii) banks (and their direct or indirect wholly-owned subsidiaries);

(iii) insurance companies;

(iv) Broker-Dealers;

(v) Foreign Entities (and their direct or indirect wholly-owned subsidiaries);

(vi) companies that are included in the S&P 500 Index (and their direct or indirect wholly-owned subsidiaries); or

(vii) registered open-end management investment companies;

in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(2) of the Securities Act; and

(B) QPs, in each case purchasing Certificates or interests therein for their own account; and

(II) not residents of Canada.

For purposes of this Section 10.12(a), “Broker-Dealer” shall mean any registered broker-dealer that has indicated on its BrokerCheck Report (available on FINRA BrokerCheck) under “Firm Operations—Types of Business” that it is engaged in each of the following business lines: (i) “Broker or dealer retailing corporate equity securities over-the-counter;” and (ii) “Underwriter or selling group participant” (of any type of securities); provided that, if FINRA shall discontinue the existence of BrokerCheck, “Broker-Dealer” shall mean any registered broker-dealer that engages in such business lines or substantively equivalent business lines as indicated on whatever publicly available information source that replaces FINRA BrokerCheck; provided further that if no publicly available information source replaces FINRA BrokerCheck, “Broker-Dealer” shall mean any registered broker dealer.

For purposes of this Section 10.12(a), “Foreign Entity” shall mean any non-U.S. entity that is an Operating Company whose equity securities (or depositary receipts) are publicly traded and has a market capitalization of a U.S. dollar equivalent of not less than U.S.$1,000,000,000 on the trade date for the proposed transfer of Certificates or interests therein. For purposes of this definition, “Operating Company” shall mean any company that (i) is not, and does not hold itself out as being engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities and does not own securities having a value exceeding 50% of the value of such company’s total assets as set forth on such company’s most recently publicly available financial statement; or (ii) is a banking institution, insurance company or broker-dealer, incorporated or organized under the laws of a country other than the United States, or a political subdivision of a country other than the United States that is regulated as such by that country’s or subdivision’s government or any agency thereof.

Any transfer in violation of the foregoing restrictions shall be void ab initio and any transferee of Certificates or interests therein transferred in violation of the foregoing restrictions shall be deemed to agree to hold all payments it received on any such improperly transferred Certificates or interests therein in trust for the benefit of the transferor of such Certificates or interests therein. The foregoing restrictions on transfer set forth in clause (I) above shall not apply to any Certificates or interests therein, if the Bonds shall have been registered under the Securities Act pursuant to the registration rights agreement relating to the registration of the Bonds under the Securities Act.

17.16 Section 10.12 of the Master Terms is hereby amended by adding the following new Section 10.12(i):

(i) Notwithstanding any provisions of the Master Terms to the contrary, if (i) the Beneficial Owner of the Residual Certificates proposes to transfer any of its Residual Certificates pursuant to the provisions of Section 10.12(g) and (ii) after giving effect to such transfer, any Person other than RBCCM or any Affiliate thereof would have purchased directly or indirectly in a series of related transactions from the Trust, RBCCM or any Affiliate thereof more than 25% of the Related Residual Certificates then outstanding with respect to any Maturity of Bonds, in each case (i) and (ii), as determined by the Remarketing Agent, the Issuer of such Maturity of Bonds shall have a right of first refusal to purchase such Residual Certificates at a price equal to the price at which such transfer would otherwise have been made pursuant to Section 10.12(g). The Remarketing Agent shall give the Issuer notice of such right of first refusal at the same time that the Remarketing Agent determines the relevant Quotation of Bond Price. Any transfer in violation of this Section 10.12(i) shall be void ab initio.

17.17 Section 13.10 of the Master Terms is hereby amended in its entirety as follows:

Section 13.10. Notice of Certain Defaults and Changes in Ratings. Upon receipt of notice of any default on any Maturity of Bonds, or notice of any change, suspension or termination in or of the ratings on any Maturity of Bonds, from the Issuer’s trustee or other applicable fiduciary or upon actual knowledge thereof by an officer of the Trustee assigned to the administration of the Trust, the Trustee shall forward such notice of such default or change in rating to the Notice Parties and the Holders of the Certificates. Such notice shall set forth (a) with respect to a default, (x) the date and nature of such default and (y) the amount of principal and the amount of interest to which such default relates, and (b) with respect to a change, suspension or termination in or of the ratings on any Maturity of Bonds, the date and nature of such change, suspension or termination, and (c) in either case, any other information which the Trustee deems appropriate.”

17.18 Section 14.2(c) is amended by adding the following sentence at the end thereof:

The Trustee shall also forward any notice relating to the Bonds received by the Trustee, in its capacity as holder of the Bonds, from the trustee for the Bonds to the Notice Parties and the Holders of Certificates.

17.19 The form of Purchaser’s Letter attached as Exhibit F to the Master Terms is hereby replaced with the form of Purchaser’s Letter attached as Exhibit F hereto.

17.20 Section 13.3 is amended by adding Section 13.3(e):

(d) For all purposes of the Agreement, the Trustee and the Tender Agent may assume that no amendment of any provision of the Bonds or the governing instrument pursuant to which the Bonds were issued or the waiver of any provision of any of the foregoing agreements has occurred until and unless an officer of the department of the Trustee administering the Agreement shall have received written notice thereof and neither the Trustee nor the Tender Agent shall be liable for any action taken or omitted to be taken on the basis of such assumption.

IN WITNESS WHEREOF, the parties hereto have caused this Series Trust Agreement with respect to Certificates of Series E-33 to be executed by their respective duly authorized officers as of the date first above written.

RBC MUNICIPAL PRODUCTS, INC. as Trustor

By:	/s/ Andrew Sanford
Name: Andrew Sanford Title: Managing Director

THE BANK OF NEW YORK MELLON, as Trustee and Tender Agent

By:	/s/ Glenn McKeever
Name: Glenn McKeever Title: Vice President

ACKNOWLEDGED AND AGREED solely with respect to Section 17.7 hereof

RBC MUNICIPAL PRODUCTS, INC., as Beneficial Owner of the Residual Certificates

By:	/s/ Andrew Sanford
Name: Andrew Sanford Title: Managing Director

[E-33 Series Trust Agreement Signature Page]

SCHEDULE I

DESCRIPTION OF THE BONDS AND THE

CERTIFICATES

THE BONDS

Issuer:	Invesco Van Kampen Trust for Investment Grade New York Municipals

Bonds:	Series 2015/6-VTN Variable Rate Muni Term Preferred Shares

Dated Date:	May 10, 2012

Maturity Date:	June 1, 2015 or such later date to which it may be extended, if any, in accordance with the constituent documents for the Bonds.

Bond Rate:	A rate equal to the lesser of:

(x) the sum of (1) the SIFMA Municipal Swap Index and (2) the Ratings Spread; and

(y) 15% per annum;

as such rate is determined in accordance with the constituent documents for the Bonds and subject to adjustment upon the occurrence of certain events specified in the constituent documents for the Bonds, including but not limited to (i) a “Failure to Deposit” (as defined therein), (ii) an “Increased Rate Event (as defined therein) and (iii) certain other events described therein.

Ratings Spread:	The percentage per annum set forth opposite the highest applicable credit rating applicable assigned to the Bonds, unless the lowest applicable rating is at or below A1/A+, in which case the Ratings Spread shall be the percentage per annum set forth the lowest applicable credit rating assigned to the Bonds:

Moody’s/Fitch (or equivalent from another rating agency)	Percentage
Aa2/AA to Aaa/AAA	1.10%
Aa3/AA-	1.20%
A1/A+	2.00%
A2/A	2.00%
A3/A-	2.00%
Baa1/BBB+	3.00%
Baa2/BBB	3.00%
Baa3/BBB-	3.10%
Non-investment grade or NR	4.00%

I-1

Principal Amount of Bonds Deposited in the Trust:	$76,800,000

Bond Interest Payment Dates:	The first Business Day of each month, commencing June 1, 2012

Bond CUSIP No.:	46131T 507

Bond Rating Agency(ies) and Current Rating(s):	Moody’s Aa2
Fitch AAA

Denomination of Bonds:	$100,000

Interest Computation Basis:	Actual/Actual

Accrued Interest on Bonds:	$13,887.12

Optional Redemption:	Subject to certain conditions, the Bonds may be redeemed at any time, at the option of the Issuer, at a redemption price of 100% of the principal amount thereof, plus accrued interest thereon to the date of redemption and, subject to certain conditions, a redemption premium provided for in the constituent documents for the Bonds.

Redemption Premium:	With respect to any Bonds rated above A1/A+ and its equivalent by all rating agencies then rating such Bonds at the request of the Issuer and any optional redemption, other than certain redemptions to comply with, or exceed up to 240%, Minimum Asset Coverage requirements, an amount equal to:

(i) with respect to any such optional redemption that occurs on or before June 1, 2013, the redemption premium shall be an amount equal to the product of (x) 3% and (y) the principal balance of the Bonds subject to redemption.

With respect to any optional redemption that occurs after June 1, 2013 but on or before December 31, 2013, the redemption premium shall be an amount equal to the product of (x) 2% and (y) the principal balance of the Bonds subject to redemption.

I-2

With respect to any optional redemption that occurs after December 31, 2013 but on or before June 1, 2014, the redemption premium shall be an amount equal to the product of (x) 1% and (y) the principal balance of the Bonds subject to redemption.

Expected Redemption Date:	June 1, 2015

THE FLOATER CERTIFICATES

Floater Certificates:	RBC Municipal Floater Certificates, Series E-33 Stated Amount: $76,795,000

CUSIP: 74926Y WP2

Authorized Denominations: $100,000 and integral multiples of $5,000 in excess thereof

Floater Certificate Rating Agency:	Moody’s

Floater Certificate Ratings:	Aa2 / VMIG 1
Floater Certificate Interest

Payment Dates:	Each Bond Interest Payment Date

Residual Certificates:	RBC Municipal Residual Certificates, Series E-33 Stated Amount: $5,000
CUSIP: 74926Y WQ0

Authorized Denominations: $5,000 and integral multiples of $1 in excess thereof

Deposit Date:	May 15, 2012

Average Life from Deposit Date:	2.4 years

Deposit Price:	100.000%

Deposit Yield:	Variable

Alternate Deposit Yield:	Variable

Original Issue Price:	100.000%

Original Yield:	Variable

Market Discount:	Not Applicable

I-3

Designated Termination Date:	October 1, 2014

Initial Rate:	To be determined by the Remarketing Agent

Initial Interest Period:	Deposit Date through May 16, 2012

Initial Mandatory Tender Date:	N/A

Initial Rate Mode:	Weekly

Liquidity Fee Rate:	0.85%

Liquidity Bank:	Royal Bank of Canada, a Canadian chartered bank, acting through a New York branch, pursuant to the Liquidity Agreement dated as of May 15, 2012 between the Trustee and Tender Agent and the Liquidity Bank

Scheduled Expiration Date:	June 1, 2015, unless extended by Royal Bank of Canada

Minimum Floater Certificate Ratio:	Not applicable

Minimum Maximum
Floater Certificate Rate:	Variable

Election Letter	Delivered

Prerefunded Bonds
(as of Deposit Date):	Bonds are not Prerefunded Bonds

Proportionality:	Proportionality not adopted

Level of Proportionality:	Not applicable

Rating Threshold:	Aa3 for Moody’s, AA- for S&P and AA- for Fitch (or equivalent ratings if other rating agencies are the Bond Rating Agencies)

Remarketing Agent:	RBC Capital Markets, LLC, pursuant to the Placement Agency and Remarketing Agreement, dated as of August 1, 2006, by and between the Trustor and the Remarketing Agent (then named RBC Dain Rauscher Inc.)

Remarketing Agent Fee Rate:	0.075%

Tender Agent:	The Bank of New York Mellon

Trustee:	The Bank of New York Mellon

Trustee Fee Rate:	0.015%

Trustee Advances:	Not applicable

I-4

EXHIBIT F

FORM OF PURCHASER LETTER

RBC Municipal Floater Certificates

Series E-33

RBC Municipal Residual Certificates

Series E-33

RBC Capital Markets, LLC,

as Placement Agent and Remarketing Agent

Three World Financial Center, 8th Floor

200 Vesey Street

New York, New York 10281-8098

The Bank of New York Mellon,

as Trustee and Tender Agent

101 Barclay Street 7 West

New York, New York USA 10286

Attention: Glenn McKeever

Re: RBC Municipal Floater Certificates

      RBC Municipal Residual Certificates

Ladies and Gentlemen:

1. This Purchaser Letter applies to privately offered trust certificates designated as a series (each, a “Series”) of RBC Municipal Floater Certificates (“Floater Certificates”) or RBC Municipal Residual Certificates (“Residual Certificates” and, together with Floater Certificates, the “Certificates”) that are currently being offered or that may be offered in the future. This Purchaser Letter supersedes all Purchaser Letters that we have delivered relating to any prior purchases or transfers of any Series of Certificates, and applies to all prior, current and future purchases and transfers of Certificates as of and from the date hereof. The terminology used herein is intended to be general in its application and not to exclude any Certificates of any Series in respect of which alternative terminology may be used.

2. The undersigned (hereinafter “we” or the “Undersigned,” with “us” and “our” having meanings correlative thereto) has purchased Certificates and may in the future, either pursuant to remarketing or upon original issuance, purchase Certificates. All Certificates currently Outstanding have been described in a Private Placement Memorandum, supplemented by a Private Placement Memorandum Supplement relating to a specific Series of Certificates (as so supplemented, with respect to each such Series, collectively, the “PPM”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the PPM.

3. We covenant and agree as follows:

A. This Purchaser Letter shall apply to all transfers by us of Certificates and beneficial interests in Certificates, including sales of and offers to sell Certificates and any other disposition of Certificates (each, a “Transfer” and, collectively, “Transfers,” with “Transferee” and “to Transfer” having meanings correlative thereto).

B. Transfers of Certificates by us shall be made only in the Authorized Denominations set forth in the PPM related to such Certificates.

C. We will Transfer any Certificates held by us from time to time subject to the restrictions imposed by the Trust Agreement, including the restriction that we shall not Transfer the Certificates to a person who we know is a resident of Canada, and any other transfer restrictions or other related procedures described in the PPM.

D. We will make Transfers only to a Transferee that has signed and delivered to the Remarketing Agent a Purchaser Letter in form and substance substantially identical to this Purchaser Letter.

E. We shall advise the Remarketing Agent of each Transfer and the identity of each Transferee. Furthermore, if we Transfer any Certificates after having received Taxable Allocations thereon, but before having received the Gross-up Payment to which we are entitled with respect thereto, we shall:

i.	notify the Transferee that, notwithstanding such Transfer, we are entitled to the Gross-up Payment payable with respect to such Taxable Allocations;

ii.	require, as a condition of such Transfer, that the Transferee acknowledge and agree that, upon the receipt of any such Gross-up Payment, the Transferee shall have an obligation to restore such Gross-up Payment to us; and

iii.	provide the Remarketing Agent and such Transferee with instructions for the transmittal of such Gross-up Payment, as and when received; it being understood and agreed that none of the Trustor, the Tax Responsible Partner, the Trustee, the Tender Agent, the Remarketing Agent, DTC or our DTC Participant shall be liable for any failure by the Transferee to so transmit such Gross-up Payment to us.

F. We understand that a restrictive legend will be placed on the Certificates.

4. We authorize and instruct our DTC Participant to disclose to the Trustee or the Remarketing Agent such information concerning our Beneficial Ownership of Certificates as such party shall request.

5. This Purchaser Letter is not a commitment by us to purchase any Certificates.

6. We represent and agree as follows:

A. We understand and expressly acknowledge that the Certificates have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and accordingly, that the Certificates may not be Transferred, pledged or hypothecated unless an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws is available.

B. We understand and expressly acknowledge that the Trust is not registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), but that the Trust is exempt from registration as such by virtue of Section 3(c)(7) of the Investment Company Act, which in general excludes from the definition of an investment company any issuer, the outstanding securities of which are owned exclusively by persons who, at the time of acquisition of such securities, are “qualified purchasers” (each, a “QP”) as defined in Section 2(a)(51)(A) of the Investment Company Act and regulations thereunder, which issuer is not making and does not at that time propose to make a public offering of such securities.

C. We were not formed solely to acquire the Certificates or the Certificates of any particular Series and are not an investment company (or other entity) relying on Section 3(c)(1) of the Investment Company Act for exemption from registration thereunder. We understand that we may not transfer or otherwise dispose of any Certificates except to a transferee who provides a written certificate to similar effect to the Remarketing Agent.

D. We hereby confirm that all prior and current purchases of Certificates by us have been, and any future purchases of Certificates by us will be, for our own account, and not with a view to any public resale or distribution thereof. We represent that we will at all times prior to the transfer by us of any Certificates remain the sole Beneficial Owner of such Certificates.

E. We are (I) (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that is (i) a registered closed-end management investment company the shares of which are traded on a national securities exchange; (ii) a bank (or a direct or indirect wholly-owned subsidiary thereof); (iii) an insurance company; (iv) a Broker-Dealer1; (v) a Foreign Entity2 (or a direct or indirect wholly-owned subsidiary thereof);(vi) a company that is included in the S&P 500 Index (or a direct or indirect wholly-owned subsidiary thereof); or (vii) a registered open-end management investment company; and (B) a QP with respect to the Certificates purchased or to be purchased by us; and (II) not a resident of Canada.

[1]

For purposes hereof, “Broker-Dealer” shall mean any registered broker-dealer that has indicated on its BrokerCheck Report (available on FINRA BrokerCheck) under “Firm Operations—Types of Business” that it is engaged in each of the following business lines: (i) “Broker or dealer retailing corporate equity securities over-the-counter;” and (ii) “Underwriter or selling group participant” (of any type of securities); provided that, if FINRA shall discontinue the existence of BrokerCheck, “Broker-Dealer” shall mean any registered broker-dealer that engages in such business lines or substantively equivalent business lines as indicated on whatever publicly available information source that replaces FINRA BrokerCheck; provided further that if no publicly available information source replaces FINRA BrokerCheck, “Broker-Dealer” shall mean any registered broker dealer.

[2]

For purposes hereof, “Foreign Entity” shall mean any non-U.S. entity that is an Operating Company whose equity securities (or depositary receipts) are publicly traded and has a market capitalization of a U.S. dollar equivalent of not less than U.S.$1,000,000,000 on the trade date for the proposed transfer of Certificates or interests therein. For purposes of this definition, “Operating Company” shall mean any company that (i) is not, and does not hold itself out as being engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities and does not own securities having a value exceeding 50% of the value of such company's total assets as set forth on such company's most recently publicly available financial statement; or (ii) is a banking institution, insurance company or broker-dealer, incorporated or organized under the laws of a country other than the United States, or a political subdivision of a country other than the United States that is regulated as such by that country's or subdivision's government or any agency thereof.

F. Neither we nor anyone acting on our behalf has offered or sold or will offer or sell any Certificates by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of Certificates under the Securities Act, would render the disposition of Certificates a violation of Section 5 of the Securities Act or any state or other securities law or would require registration or qualification pursuant thereto.

G. We have received or expect to receive a copy of the PPM relating to the Certificates, and to the extent that we have required or will require additional documents or information concerning the Certificates or the Bonds underlying the Certificates, in addition to the PPM, we have obtained or will request and obtain such other documents or information.

7. With respect to each Trust:

A. For ourselves and for each present and future Beneficial Owner of Certificates purchased by us, we acknowledge and agree that (a) absent a change in law or written request of a taxing authority, we will treat the Trust as a partnership for federal income tax purposes and any other purpose that conforms to federal and (where relevant) state and local income tax law (but for no other purpose) and ourselves as partners therein and (b) no election under Section 761 of the Code will be made to exclude the Trust from the application of all or part of the provisions of Subchapter K of the Code;

B. We consent to the Trust’s making a Monthly Closing Election under Revenue Procedure 2003-84. We acknowledge that this election is binding on all present and future Holders of Certificates, Beneficial Owners, and other persons treated as partners in the Trust for federal income tax purposes and each of their nominees.

C. We consent to the Trust’s obtaining an employer identification number and to the authorization of the Trustee, the Trustor, and each of their accountants to obtain such number on behalf of the Trust and to the delegation of such authority to their respective agents. We hereby appoint the Trustee, the Trustor, and each of their accountants as our agent and attorney-in-fact for the purpose of obtaining such number. This appointment is coupled with an interest and is irrevocable. We shall take any reasonably requested action that is necessary to codify, ratify or otherwise further this appointment.

D. We consent to the Trust’s filing an abbreviated Form 1065, “U.S. Return of Partnership Income,” as required by and in the format outlined in section 8.01 of Revenue Procedure 2003-84, and to the authorization of the Trustee, the Trustor, and each of their accountants to sign the abbreviated return, and to the delegation of such authority to their respective agents. We hereby appoint the Trustee, the Trustor, and each of their accountants as our agent and attorney-in-fact for the purpose of filing the abbreviated Form 1065. This appointment is coupled with an interest and is irrevocable. We shall take any reasonably requested action that is necessary to codify, ratify or otherwise further this appointment.

E. We consent to the Trustor’s appointment as Tax Responsible Partner for the Trust and we hereby appoint the Trustor as our agent and attorney-in-fact for the purpose of acting on our behalf (but at its own expense) in complying with the obligations of Tax Matters Partner for the Trust in the remote event that we become the Tax Matters Partner for the Trust. We shall take any reasonably requested action necessary to codify, ratify or otherwise further this appointment.

8. [Check and Complete One Subsection:]

☐	We are the manager or advisor (the “Manager”) for one or more regulated investment companies (“Funds”) identified on Appendix A hereto, and, in such capacity, we agree to collect, retain and provide to the Internal Revenue Service (“IRS”) or the Tax Responsible Partner on behalf of the Trust the information required to be collected, retained and provided to the IRS or the Trust under section 8.04 of Revenue Procedure 2003-84. We will (or will cause our agents to) notify the Tax Responsible Partner of (1) the names, CUSIP numbers or other identifying information and amounts of Certificates that are owned or have been owned by all of the Funds that we manage or advise and (2) our name, address, taxpayer identification number, and the contact information for the person from whom the IRS may request Beneficial Ownership information, (i) either (a) substantially contemporaneously with, or immediately following, the acquisition of any Certificates or (b) otherwise, at least quarterly and (ii) within ten (10) business days of a request for such information if the IRS has requested such information from the Trust or the Tax Responsible Partner. We understand that no particular format is required for such notice; provided, however, that such notice must be in writing, by fax, e-mail, or other similar electronic communication medium and in a format reasonably satisfactory to the Tax Responsible Partner.

For purposes of any such notice the following is incorporated herein by reference:

a. Manager’s Name:

b. Manager’s Address:

c. Manager’s Employer Identification Number:

d. Contact information for the person from whom the IRS may request
Beneficial Ownership information:

☐	We agree to notify (or, if we are not the Beneficial Owner of a Certificate, to cause such Beneficial Owner to notify) the Tax Responsible Partner on behalf of the Trust of our Beneficial Ownership of a Certificate and to provide the Tax Responsible Partner on behalf of the Trust all information required by section 8.04 of Revenue Procedure 2003-84. We will (or will cause our agents to) notify the Tax Responsible Partner of (1) the names, CUSIP numbers or other identifying information and amounts of Certificates that we beneficially own, (2) our name, address, taxpayer identification number, and (3) our nominee’s name, address, taxpayer identification number, substantially contemporaneously with, or immediately following, the acquisition of any Certificates. We understand that no particular format is required for such notice; provided, however, that such notice must be in writing, by fax, e-mail, or other similar electronic communication medium and in a format reasonably satisfactory to the Tax Responsible Partner.

For purposes of any such notice the following is incorporated herein by reference:

a. Our Name:

b. Our Address:

c. Our Taxpayer Identification Number:

d. Our Nominee’s Name:

e. Our Nominee’s Address:

f. Our Nominee’s Taxpayer Identification Number:

9. This Purchaser Letter shall be for the benefit of each of the following parties participating in each Series of which we hold any Certificates: the Trustor, the Trustee, the Tender Agent, DTC, any DTC Participant through which we hold Certificates, the Remarketing Agent, the Liquidity Bank, and any Transferor to or Transferee from the Undersigned. We recognize that such parties will rely upon the truth and accuracy of the representations and agreements set forth in this Purchaser Letter and we agree that each of our purchases of Certificates now or in the future shall be deemed to constitute our concurrence in and ratification of the entire contents of this Purchaser Letter and shall apply equally to any such subsequent purchase.

10. If this Purchaser Letter is signed by a Manager on behalf of one or more Funds, the Manager hereby represents and warrants that (i) each of the statements, agreements, covenants and representations and warranties herein are made on behalf of each such Fund and are true and correct in all material respects with respect to each such Fund, and (ii) the Manager is authorized to execute this Purchaser Letter on behalf of each such Fund.

Date:
(Name of Purchaser)
Mailing Address of Purchaser:
By:
Name:
Title:

DTC Participant:	Purchaser’s Taxpayer ID Number:

Name:
Number: